Crystal Rock Holdings, Inc. Announces Financial Results for Its Three and Nine Months Ended July 31, 2010

WATERTOWN, CT -- (Marketwire - September 14, 2010) - Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) announced its financial results for the three and nine month periods ended July 31, 2010 and that it has filed these results on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the nine months ending July 31, 2010 increased $1.4 million, or 3%, to $50.9 million from $49.5 million for the comparable period a year ago. Without including sales from acquisitions consummated in 2009, sales decreased less than 1% in the first nine months of 2010 compared to the same period in 2009. Gross profit increased 5% for the first nine months of 2010 to $27.7 million from $26.4 million in the first nine months a year earlier. Gross profit, as a percentage of sales, increased to 54% in the first nine months of 2010 from 53% for the first nine months a year ago. Net income increased to $3.6 million from $2.6 million in the first nine months of 2010 compared to the same period last year.

Total sales for the three months ending July 31, 2010 increased 2% to $17.5 million from $17.2 million for the comparable period a year ago. Acquisitions had no material impact on sales for the period. Gross profit increased 5% for the third quarter of 2010 to $9.9 million from $9.5 million in the comparable period a year earlier. Gross profit, as a percentage of sales, increased to 57% in the third quarter of 2009 from 55% for the third quarter a year ago. Net income increased to $2.9 million from $2.3 million compared to the comparable period last year. Net income increased in the third quarter of 2010 as a result of a non-recurring increase in non-operating income compared to the same quarter a year ago.

"We were pleased that we solidified our balance sheet, grew sales in our core product line, and improved margins in the third quarter. We credit warm weather more than a change in economic conditions for the growth of water sales," said Peter Baker, C.E.O. of Crystal Rock Holdings, Inc. "Consequently, we will continue to focus on running our business efficiently, increase our customer service experience, and be innovative in the marketplace."

Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) -- operating through its subsidiary Crystal Rock, LLC -- markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         VERMONT PURE HOLDINGS, LTD
                            Results of Operations

                                       (Unaudited)           (Unaudited)
                                   Nine Months Ended:    Three Months Ended:
                                  --------------------  --------------------
                                   July 31,   31-Jul     July 31,   31-Jul
                                     2010      2009        2010      2009
                                  --------------------  --------------------
(000's $)

Sales                                $50,871   $49,514     $17,528   $17,207

Income from operations                $4,398    $3,373      $2,132    $1,481

Net Income                            $3,554    $2,620      $2,924    $2,293

Basic net earnings per share           $0.17     $0.12       $0.14     $0.11
Diluted net earnings per share         $0.17     $0.12       $0.14     $0.11

Basic Wgt. Avg. Shares Out.
 (000's)                              21,479    21,527      21,481    21,538
Diluted Wgt Avg. Shares Out.
 (000's)                              21,479    21,527      21,481    21,538

Note: This press release contains forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact:
Peter Baker, CEO
860-945-0661 Ext. 3001

Bruce MacDonald, CFO
802-658-9112 Ext.15